Exhibit 99.1

JP Energy Partners LP Announces Second Quarter 2016 Financial Results

IRVING, Texas, August 8, 2016 – JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced financial and operating results for the second quarter of 2016 and provided updated guidance for 2016.

JP Energy reported a net loss of $2.4 million for the second quarter of 2016, compared to a net loss of $4.9 million for the second quarter of 2015, and reported Adjusted EBITDA of $14.9 million for the second quarter of 2016, compared to $7.1 million for the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 included $3.5 million of corporate overhead support from our general partner. Distributable Cash Flow was $12.1 million for the second quarter of 2016, resulting in a distribution coverage ratio for the quarter of 1.0x.

For the six months ended June 30, 2016, JP Energy reported a net loss of $5.6 million, compared to a net loss of $4.3 million for the six months ended June 30, 2015, and reported Adjusted EBITDA of $29.1 million for the first six months of 2016, compared to $22.2 million for the first six months of 2015. Adjusted EBITDA for the first half of 2016 included $5.0 million of corporate overhead support from our general partner. Distributable Cash Flow was $24.6 million for the first six months of 2016, resulting in a distribution coverage ratio for the first six months of 2016 of approximately 1.0x.

“In the second quarter we continued to execute well, furthering our trend of improving financial performance, including year-over-year growth in Adjusted EBITDA across all three of our business segments,” said J. Patrick Barley, Executive Chairman, President and Chief Executive Officer of JP Energy. “We continue to improve our efficiency and reduce expenses throughout our company, resulting in a decline in expenses in each of our business segments and corporate costs for the first half of the year, as well as focus on our sales efforts and renewed growth across all of our operations. Our first half results were within our range of expectations laid out earlier this year, but reflect the challenges faced in our operations, particularly for our NGL segment which was negatively impacted by record warm weather and a decline in oilfield service related propane volumes. While we have begun to see an improvement in sentiment and activity for our crude segment, which is expected to drive increases in crude oil volumes through the balance of the year, headwinds remain for our NGL business where we expect further volume and margin pressure. We continue to believe that the quality and diversity of our assets, the flexibility of our balance sheet and the support of our general partner position us well to manage through these near-term challenges and capitalize on increased activity during the eventual market recovery.”

Review of Segment Performance

Crude Oil Pipelines and Storage – Adjusted EBITDA for our Crude Oil Pipelines and Storage segment was $6.9 million for the second quarter of 2016, compared to $6.5 million for the second quarter of 2015. The slight increase was driven by improved crude oil sales margins and lower operating expenses partially offset by reduced crude oil sales and throughput volumes. The increase in crude oil sales margins is primarily due to improved cost efficiencies on our trucked barrels.

Refined Products Terminals and Storage – Adjusted EBITDA for our Refined Products Terminals and Storage segment was $4.0 million for the second quarter of 2016, compared to $2.5 million for the second quarter of 2015. The increase was due to an increase in refined products sales margins related to timing of our sale of butane blending volumes in the second quarter of 2016, partially offset by lower terminal throughput.

NGL Distribution and Sales – Adjusted EBITDA for our NGL Distribution and Sales segment was $6.4 million for the second quarter of 2016, compared to $4.8 million for the second quarter of 2015. The increase was driven by higher average NGL and refined products sales margins per gallon from more favorable market conditions and lower operating and G&A expenses, partially offset by lower NGL and refined products volumes associated with oilfield services as a result of lower exploration and production activity during the quarter.

Cash Distributions

On July 25, 2016, JP Energy announced that it would pay on August 12, 2016, to unitholders of record on August 5, 2016, a cash distribution of $0.3250 per common and subordinated unit for the three month period ended June 30, 2016.

Update to 2016 Full Year Adjusted EBITDA Guidance

We are updating our financial guidance from full year Adjusted EBITDA in 2016 of $50-$56 million and Distributable Cash Flow of $39-$45 million to Adjusted EBITDA of $42-$48 million and Distributable Cash Flow of $32-$38 million, which does not include the $5 million of corporate overhead support received from our general partner in the first half of 2016 or any potential future support. The reduced guidance is primarily attributable to lower volumes in our NGL Distribution and Sales segment. Our guidance for full year 2016 growth capital expenditures of $25-$35 million and remaining at or below our long-term target of 3.5-4.0x debt to EBITDA through 2016 remain unchanged.

Earnings Conference Call Information

We will hold a conference call on Tuesday, August 9, 2016, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss our second quarter 2016 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 13642197.  The replay will be available until August 23, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto JP Energy’s website at www.jpenergypartners.com in the Investors section. A replay of the webcast will also be available for approximately 30 days following the conference call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) refined products terminals and storage; and (iii) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and cash flow from operating activities, respectively, and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA, distributable cash flow and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define distributable cash flow as Adjusted EBITDA plus proceeds from the sale of assets, less net cash interest paid, income taxes paid and maintenance capital expenditures. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, demand for and production of, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply or production of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; the amount of corporate overhead support provided by our general partner, if any, and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2016	2015
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$1,287	$1,987
Accounts receivable, net	45,655	60,519
Receivables from related parties	694	8,624
Inventory	9,053	4,786
Prepaid expenses and other current assets	6,153	4,168
Current assets of discontinued operations held for sale	—	2,730
Total Current Assets	62,842	82,814

Non-current assets
Property, plant and equipment, net	285,308	291,454
Goodwill	216,692	216,692
Intangible assets, net	126,283	134,432
Deferred financing costs and other assets, net	2,734	3,223
Noncurrent assets of discontinued operations held for sale	—	6,644
Total Non-Current Assets	631,017	652,445
Total Assets	$693,859	$735,259

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$34,134	$45,933
Payables to related parties	98	—
Accrued liabilities	15,982	15,260
Capital leases and short-term debt	41	107
Customer deposits and advances	2,580	3,742
Current portion of long-term debt	1,134	454
Current liabilities of discontinued operations held for sale	—	640
Total Current Liabilities	53,969	66,136

Non-current liabilities
Long-term debt	158,000	162,740
Other long-term liabilities	1,795	1,463
Total Liabilities	213,764	230,339

Commitments and Contingencies

Partners’ capital
General Partner	9,568	5,568
Common units (22,119,170 units authorized; 18,529,541 and 18,465,320 units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	252,368	266,691
Subordinated units (18,197,249 units authorized; 18,124,560 and 18,127,678 units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	218,159	232,661
Total Partners’ Capital	480,095	504,920
Total Liabilities and Partners’ Capital	$693,859	$735,259

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except unit and per unit data)
REVENUES
Crude oil sales	$82,242	$147,497	$123,388	$253,452
Gathering, transportation and storage fees	4,952	6,647	10,781	13,593
Gathering, transportation and storage fees - related parties	814	280	1,845	280
NGL and refined product sales	36,020	38,071	78,767	92,255
NGL and refined product sales - related parties	—	—	244	—
Refined products terminals and storage fees	3,352	3,068	6,450	6,176
Other revenues	3,389	3,885	6,785	6,983
Total revenues	130,769	199,448	228,260	372,739

COSTS AND EXPENSES
Cost of sales, excluding depreciation and amortization	93,580	162,398	150,740	292,314
Operating expense	16,159	17,649	32,489	33,902
General and administrative	9,441	10,815	20,648	24,876
Depreciation and amortization	11,629	11,518	23,165	22,281
Loss on disposal of assets, net	558	1,272	1,690	1,385
Total costs and expenses	131,367	203,652	228,732	374,758

OPERATING LOSS	(598)	(4,204)	(472)	(2,019)

OTHER INCOME (EXPENSE)
Interest expense	(2,103)	(1,382)	(4,533)	(2,497)
Other income, net	496	336	527	360

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,205)	(5,250)	(4,478)	(4,156)

Income tax expense	(160)	(229)	(576)	(251)

LOSS FROM CONTINUING OPERATIONS	(2,365)	(5,479)	(5,054)	(4,407)

DISCONTINUED OPERATIONS
Net income (loss) from discontinued operations	—	542	(539)	135

NET LOSS	$(2,365)	$(4,937)	$(5,593)	$(4,272)

Basic and diluted loss per unit
Net loss from continuing operations allocated to common units	$(1,133)	$(2,692)	$(2,452)	$(2,137)
Net loss allocated to common units	(1,133)	(2,419)	(2,724)	(2,069)
Weighted average number of common units outstanding - basic	18,528,554	18,356,902	18,497,417	18,281,786
Weighted average number of common units outstanding - diluted	18,528,554	18,816,263	18,497,417	18,520,300
Basic and diluted net loss from continuing operations per common unit	$(0.06)	$(0.15)	$(0.13)	$(0.12)
Basic and diluted net loss per common unit	(0.06)	(0.13)	(0.15)	(0.11)

Net loss from continuing operations allocated to subordinated units	$(1,232)	$(2,787)	$(2,602)	$(2,270)
Net loss allocated to subordinated units	(1,232)	(2,518)	(2,869)	(2,203)
Weighted average number of subordinated units outstanding - basic and diluted	$18,124,817	$18,149,629	$18,125,697	$18,167,625
Basic and diluted net loss from continuing operations per subordinated unit	(0.07)	(0.15)	(0.14)	(0.12)
Basic and diluted net loss per subordinated unit	(0.07)	(0.14)	(0.16)	(0.12)

Distributions declared per common and subordinated unit	$0.325	$0.325	$0.65	$0.65

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$6,917	$6,547	$11,731	$11,430
Refined products terminals and storage	4,047	2,518	6,905	5,340
NGL distribution and sales	6,369	4,828	18,658	16,852
Discontinued operations	—	(715)	(371)	1,935
Corporate and other	(2,452)	(6,120)	(7,860)	(13,310)
Total Adjusted EBITDA	14,881	7,058	29,063	22,247
Depreciation and amortization	(11,629)	(11,518)	(23,165)	(22,281)
Interest expense	(2,103)	(1,382)	(4,533)	(2,497)
Income tax expense	(160)	(229)	(576)	(251)
Loss on disposal of assets, net	(558)	(1,272)	(1,690)	(1,385)
Unit-based compensation	(383)	(97)	(942)	(503)
Total loss on commodity derivatives	(601)	(1,254)	(736)	(1,119)
Net cash payments for commodity derivatives settled during the period	144	2,835	532	6,027
Non-cash inventory costing adjustment	973	—	1,126	—
Corporate overhead support from general partner	(3,500)	—	(5,000)	—
Transaction costs and other	571	(335)	496	(2,710)
Discontinued operations	—	1,257	(168)	(1,800)
Net loss	$(2,365)	$(4,937)	$(5,593)	$(4,272)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Segment Adjusted gross margin
Crude oil pipelines and storage	$9,612	$9,820	$17,528	$18,151
Refined products terminals and storage	4,746	3,411	8,450	7,044
NGL distribution and sales	22,315	22,238	50,620	50,523
Total Adjusted gross margin	36,673	35,469	76,598	75,718
Operating expenses	(16,159)	(17,649)	(32,489)	(33,902)
General and administrative	(9,441)	(10,815)	(20,648)	(24,876)
Depreciation and amortization	(11,629)	(11,518)	(23,165)	(22,281)
Loss on disposal of assets, net	(558)	(1,272)	(1,690)	(1,385)
Total loss from commodity derivative contracts	(601)	(1,254)	(736)	(1,119)
Net cash payments for commodity derivatives settled during the period	144	2,835	532	6,027
Non-cash inventory costing adjustment	973	—	1,126	—
Other non-cash items	—	—	—	(201)
Operating loss	$(598)	$(4,204)	$(472)	$(2,019)

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)

Net cash provided by operating activities	$9,933	$15,882	$30,984	$19,322
Depreciation and amortization	(11,629)	(12,086)	(23,376)	(23,425)
Derivative valuation changes	(933)	(406)	(1,482)	3,602
Amortization of deferred financing costs	(245)	(228)	(482)	(455)
Unit-based compensation	(383)	(121)	(942)	(552)
Loss on disposal of assets	(558)	(1,279)	(1,576)	(1,409)
Bad debt expense	55	(225)	61	(692)
Corporate overhead support from general partner	(1,500)	—	(4,000)	—
Other non-cash items	464	257	423	186
Changes in assets and liabilities	2,431	(6,731)	(5,203)	(849)
Net loss	$(2,365)	$(4,937)	$(5,593)	$(4,272)
Depreciation and amortization	11,629	11,518	23,165	22,281
Interest expense	2,103	1,382	4,533	2,497
Income tax expense	160	229	576	251
Loss on disposal of assets, net	558	1,272	1,690	1,385
Unit-based compensation	383	97	942	503
Total loss on commodity derivatives	601	1,254	736	1,119
Net cash payments for commodity derivatives settled during the period	(144)	(2,835)	(532)	(6,027)
Non-cash inventory costing adjustment	(973)	—	(1,126)	—
Corporate overhead support from general partner	3,500	—	5,000	—
Transaction costs and other	(571)	335	(496)	2,710
Discontinued operations	—	(1,257)	168	1,800
Adjusted EBITDA	$14,881	$7,058	$29,063	$22,247
Less:
Cash interest paid, net of interest income	1,200	1,084	2,531	1,971
Cash taxes paid	650	450	650	450
Maintenance capital expenditures, net	890	1,087	1,309	1,726
Distributable cash flow	$12,141	$4,437	$24,573	$18,100
Less:
Distributions	12,108	12,045	24,223	24,011
Amount in excess of (less than) distributions	$33	$(7,608)	$350	$(5,911)
Distribution coverage	1.00x	0.37x	1.01x	0.75x

JP ENERGY PARTNERS LP

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three Months Ended June 30,
Segment	Key Operational Data	2016	2015	Change

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbls/d) (1)	25,219	29,541	(4,322)
Crude oil pipelines and storage	Crude oil sales (Bbls/d)	25,400	33,349	(7,949)
Refined products terminals and storage	Terminal and storage throughput (Bbls/d)	58,655	61,073	(2,418)
NGL distribution and sales	NGL and refined product sales (Mgal/d)	164	180	(16)

(1)

Represents the average daily throughput volume in our crude oil pipelines operations. The volumes in our crude oil storage operations have no effect on operations as we receive a set fee per month that does not fluctuate with the volume of crude oil stored.

Source: JP Energy Partners LP

JP Energy Partners LP

Investor Relations, 866-912-3714

investorrelations@jpep.com